Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Calxyt, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	457(a)	7,760,000(2)	$1.41	$10,941,600(2)	$92.70 per $1,000,000	$1,014.29(2)
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$10,941,600		$1,014.29
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$1,014.29

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)

Consists of shares of common stock issuable upon the exercise of outstanding warrants with an exercise price of $1.41 per share. Such warrants were issued and sold under Registration Statement No. 333-233231, which was declared effective on September 27, 2019.